Exhibit 10.17

March 14, 2007

Mr. [    ]

c/o FLIR Systems, Inc.

27700A SW Parkway Avenue

Portland, Oregon 97070

Re:	Amendment to Change of Control Agreement Dated May 8, 2006

Dear Mr. [    ]:

FLIR Systems, Inc., an Oregon corporation (the “Company”) and Executive agree to the following amendment (underlined and in bold) to that Change of Control Agreement (“Agreement”) dated May 8, 2006:

“4.	Change of Control Benefits.

(a) In the event you become eligible for benefits under Section 3, all of your unvested stock options and equity awards will immediately vest and become exercisable and you will fully vest in the Company’s Supplemental Retirement Plan or any similar pension plan then in existence. In addition, you will receive the following benefits, conditioned upon your signing a release of claims in a form satisfactory to Company:

(ii) until the earlier of 18 months and such time as you obtain comparable benefits through employment or otherwise, the Company will pay the COBRA premiums for continuation of group health and dental insurance coverage for you (and anyone entitled to claim under or through you).”

All other provisions of the Agreement remain in full force and effect.

EXECUTIVE	COMPANY

By:
Title: